UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 27, 2016

Tompkins Financial Corporation
(Exact Name of Registrant as specified in Charter)

New York	1-12709	16-1482357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

The Commons, PO Box 460, Ithaca, New York	14851
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(607) 273-3210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2016, Tompkins Trust Company (the “Trust Company”), a wholly-owned subsidiary of Tompkins Financial Corporation (the “Company”), and LeChase Construction Services, LLC (the “Construction Manager”) entered into a Standard Form of Agreement Between Owner and Construction Manager for Construction and the corresponding General Conditions of the Contract for Construction (collectively, the “Construction Contract”). The Construction Contract provides the general terms for preconstruction and construction services related to Tompkins Financial Corporation’s new headquarters building in Ithaca, New York. Under the Construction Contract, the Construction Manager will monitor, supervise, administer and contract for the construction of the headquarters facility, and the Trust Company will pay the Construction Manager a contract price consisting of the cost of work plus a fee equal to 2% of the cost of work, subject to a guaranteed maximum price of $31.3 million. The contract price will be paid by the Trust Company in installments upon receipt of the Construction Manager’s submission of applications for payment in accordance with the terms of the Construction Contract. The Construction Contract further provides for liquidated damages to be paid to the Trust Company in the amount of $7,000 per week if certain minimum occupancy conditions specified in the Construction Contract are not met. The Construction Contract contains other customary terms and conditions addressing project responsibilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMPKINS FINANCIAL CORPORATION

Date: June 2, 2016	By:	/S/ Stephen S. Romaine
Stephen S. Romaine
President and CEO